EX (d)(109)

Schedule A

ClearBridge All Cap Value Fund

Date:

December 1, 2017

Fee:

The following percentage of the Fund’s average daily net assets:

First $1.5 billion—0.700%

Next $500 million—0.680%

Next $500 million—0.650%

Next $1 billion—0.600%

Over $3.5 billion—0.500%